UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 17, 2016

Integrity Applications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-54785	98-0668934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19 Ha'Yahalomim St. P.O. Box 12163, Ashdod, Israel	7760049
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	972 (8) 675-7878

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors; Establishment of Nominating and Corporate Governance Committee

On March 17, 2016, the Board of Directors (the “Board”) of Integrity Applications, Inc. (the “Company”) approved an increase in the size of the Board from four directors to five directors and appointed Leslie Seff and Angela Strand to serve as directors of the Company to fill the vacancies created by the resignation of Zvi Cohen and by the increase in the size of the Board, effective upon their acceptance of such appointments.  Mr. Seff and Ms. Strand accepted their appointments effective March 23, 2016.

On March 17, 2016, the Board established a Nominating and Corporate Governance Committee of the Board and appointed each of Angela Strand, Dr. Robert Fischell and Leslie Seff to serve as members of the committee (in the case of Ms. Strand and Mr. Seff, effective upon the commencement of their service on the Board).  Ms. Strand will serve as chairperson of the committee.

There are no arrangements or understandings between either of Mr. Seff or Ms. Strand and any other person pursuant to which Mr. Seff and Ms. Strand were selected as directors and there are no relationships between either Mr. Seff or Ms. Strand and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934.

The Company entered into letter agreements with each of Mr. Seff and Ms. Strand establishing their compensation as described below under “Non-Executive Director Compensation”.  The foregoing description of the letter agreements between the Company and each of Mr. Seff and Ms. Strand are qualified in their entirety by reference to the full text of the letter agreements, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Non-Executive Director Compensation

On March 17, 2016, the Board approved the following compensation for all non-employee directors serving on the Board:

•
an annual cash payment in the amount of $15,000, payable in four equal quarterly installments of $3,750 each on the last day of each calendar quarter commencing with the second quarter of 2016, subject to the director’s continued service as of each such date;

•
an annual cash payment to the chairperson of the Nominating and Corporate Governance Committee in the amount of $10,000, payable in four equal quarterly installments of $2,500 each, on the last day of each calendar quarter commencing with the second quarter of 2016, subject to the chairperson’s continued service as of each such date.

In addition, on March 17, 2016, the Board approved a one-time grant of options to each of Dr. Fischell and, effective upon the commencement of their service on the Board, Mr. Seff and Ms. Strand, to purchase up to an aggregate of 26,666 shares of the Company’s Common Stock, at an exercise price of $4.50 per share, under and pursuant to the Company’s 2010 Incentive Compensation Plan (the “Plan”).  Each director’s option grant will vest in eight equal quarterly increments of 3,333.25 each (subject to the director’s continued service as of each such date) commencing with the second quarter of 2016.

Amendment of 2010 Incentive Compensation Plan

On March 17, 2016, the Board approved an amendment to the Plan to increase the number of shares of the Company’s Common Stock reserved for issuance under the Plan from 529,555 shares to 1,000,000 shares.  The foregoing description of Amendment No. 1 to the Plan is qualified in its entirety by reference to the full text of the amendment, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Exhibit Description

10.1	Letter agreement between Integrity Applications, Inc. and Leslie Seff

10.2	Letter agreement between Integrity Applications, Inc. and Angela Strand

10.3	Amendment No. 1 to Integrity Applications, Inc. 2010 Incentive Compensation Plan

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 23, 2016

INTEGRITY APPLICATIONS, INC.

By:	/s/ Avner Gal
Name: Avner Gal
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Letter agreement between Integrity Applications, Inc. and Leslie Seff

10.2	Letter agreement between Integrity Applications, Inc. and Angela Strand

10.3	Amendment No. 1 to Integrity Applications, Inc. 2010 Incentive Compensation Plan